CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 22, 2005, relating to the financial statements and financial highlights which appear in the June 20, 2005 Annual Report to Shareholders of Bramwell Growth Fund and Bramwell Focus Fund (each a series of The Bramwell Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" and "Financial Statements" in such Registration Statement.




PricewaterhouseCoopers LLP
Milwaukee, WI
March 17, 2006